CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Stadion Investment Trust and to the use of our report dated July 27, 2016 on the financial statements and financial highlights of Stadion Managed Risk 100 Fund and Stadion Tactical Defensive Fund, each a series of shares of beneficial interest in the Stadion Investment Trust.   Such financial statements and financial highlights appear in the May 31, 2016 Annual Report to Shareholders which is incorporated by reference in the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
February 3, 2017